EMPLOYMENT AGREEMENT


     DRESS BARN, INC. ("Dress Barn"), and KATHRYN J. BUFANO ("Executive") agree to enter into this EMPLOYMENT AGREEMENT dated as of November 15, 2000 as follows:

1.  Employment.

     Dress Barn hereby agrees to employ Executive, and Executive hereby agrees to be employed by Dress Barn, upon the terms and subject to the conditions set forth in this Agreement.

2.  Term of Employment.

     The period of Executive's employment under this Agreement shall begin as of February 5, 2001 (the "Effective Date") and shall continue for a period of two years thereafter, unless sooner terminated in accordance with Section 5 below ("Initial Term"). The Employment Term shall be extended for successive one (1) year periods (each a "Renewal Term") unless either party gives written notice of non-renewal to the other party not less than sixty (60) days prior to the end of the Initial Term or Renewal Term (as applicable) then in effect. As used in this Agreement, the phrase "Employment Term" refers to Executive's period of employment from the date of this Agreement until her "Termination Date" (as defined in Section 5(g) below).

3.  Duties and Responsibilities.

(a) Dress Barn will employ Executive as its President, Retail, and Chief Merchandising Officer, Retail. In these capacities, Executive shall perform the customary duties and have the customary responsibilities of such positions, and shall also perform such other duties as may be assigned to Executive from time to time by the Chief Executive Officer and/or Chief Operating Officer of Dress Barn.

(b) Executive agrees to faithfully serve Dress Barn, devote her full working time, attention and energies to the business of Dress Barn, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of her abilities. Executive may perform uncompensated services in connection with either the management of personal investments or with charitable or civic organizations; provided, that such activities do not interfere with Executive's duties pursuant to this Agreement.

(c) Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with Dress Barns' rules, procedures, policies, requirements, and directions; and
         (iii) not to engage in any other business or employment without the written consent of Dress Barn except as otherwise specifically provided herein. Copies of the Dress Barn employee handbook and business conduct policy (as currently in effect) have been provided to Executive.

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4.       Compensation and Benefits.

(a) Signing Bonus. As consideration for entering into this Employment Agreement, Dress Barn shall pay Executive a bonus ("Signing Bonus) as follows: (i) One Hundred Thousand Dollars ($100,000) shall be paid on the Effective Date; and (ii) provided Executive's employment hereunder has not been terminated in accordance with Section 5 hereof, One Hundred Thousand Dollars ($100,000) shall be paid to Executive on the first anniversary of the Effective Date.

(b) Base Salary. During the Employment Term, Dress Barn shall pay Executive a base salary at the annual rate of $500,000 per year or such higher rate as may be determined from time to time by Dress Barn ("Base Salary"). Base Salary shall be reviewed in October, 2001 and annually thereafter. Such Base Salary shall be paid in accordance with Dress Barn's standard payroll practices for senior executives.

(c) Annual Incentive Compensation Plan. Commencing with the fiscal year ending July 28, 2001, and during the balance of the Employment Term, Executive shall be eligible to participate in the Dress Barn Management Incentive Plan ("Incentive Plan") in accordance with Dress Barn's standard and customary practices for senior executives. Any bonus payable to Executive for the fiscal year ending July 28, 2001 shall be pro-rated for the number of months during such fiscal year that Executive was in the employ of Dress Barn. A copy of the 2001 Incentive Plan has been provided to Executive.

(d) Stock Options. During the Employment Term, Executive shall be eligible to participate in the Dress Barn 1995 Non-Qualified Stock Plan ("Stock Plan"). Within 90 days of the Effective Date, Dress Barn shall, (i) subject to approval by Dress Barn's Compensation Committee or Board of Directors ("Board") and (ii) subject to and in accordance with the terms of the Stock Plan, grant Executive options ("Options") to purchase 150,000 shares of Dress Barn common stock at a price to be determined by Dress Barn within 90 days of the Effective Date. The Options shall become exercisable in five (5) equal annual installments beginning one year from the date of issuance. The terms and conditions of the Options shall be set forth in a stock option agreement prepared by the Company.

(e) Benefit Plans, Fringe Benefits and Vacations. Executive shall be eligible to participate in or receive benefits under any 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit plan, generally made available by Dress Barn to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. Executive shall be entitled to four (4) weeks vacation each calendar year during the Employment Term commencing January 1, 2001.

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(f)      Expense  Reimbursement.  Dress Barn shall promptly reimburse  Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with Dress Barn's customary practices applicable to senior executives,
         provided   that  such  expenses  are  incurred  and  accounted  for  in accordance with Dress Barn's policy.

(g) Automobile Allowance. During the Employment Term, Dress Barn shall provide Executive with (i) use of an automobile with a manufacturers suggested retail price of up to $50,000; and (ii) payment of gasoline, maintenance, repairs, insurance, taxes, registration and related automobile expenses; or (iii) in lieu of (i) and (ii) above, the payment of a monthly automobile allowance of $1,250. In addition, Dress Barn shall also pay for a driver selected and engaged by Executive. Alternatively, instead of any other automobile allowance or benefits, the Executive may elect to obtain a car service car and driver during the Employment Term (the cost thereof to be reimbursed by Dress Barn subject to the limitations set forth in the last sentence of this
         Section 4.) Executive shall be responsible for obtaining the car service and/or driver. The maximum annual cost to Dress Barn of all costs and expenses under this Section 4(g) shall not exceed $35,000 in the aggregate.

5.  Termination of Employment.

Executive's employment under this Agreement shall terminate at the end of the Initial Term or Renewal Term by notice of non-renewal by either party in accordance with Section 2, unless earlier terminated under any of the circumstances set forth in this Section 5 (a) through (e). For purposes of clarity, the parties acknowledge that the provisions of Sections 5(d) and (e) (and corresponding Sections 8 and 9) do not apply to termination by notice of non-renewal. Upon termination, Executive (or her beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Sections 7, 8, or 9, below.

(a)      Death.  Executive's employment shall terminate upon Executive's death.

(b) Total Disability. Dress Barn may terminate Executive's employment upon her becoming "Totally Disabled". For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing the material and substantial duties of President under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period. Executive's receipt of disability benefits under Dress Barn's long-term disability benefits plan (the "LTD Plan") or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability (as defined in this Section 5(b)) for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Board may determine that Executive is Totally Disabled (as defined in this Section 5(b)) based upon the opinion of an impartial reputable physician ("Impartial Physician") selected by mutual agreement of the parties or their representatives, or failing agreement within 10 days of a written request therefor by Dress Barn to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or her representatives) and a physician selected by Dress Barn; the written opinion of such Impartial Physician as to the issue of Total Disability shall be final and binding on the parties.

(c) Termination by Dress Barn for Cause. Dress Barn may terminate Executive's employment for "Cause". Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive.

          (i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive's title or position with Dress Barn and is not based on her personal conduct; (B) intentional and willful failure to satisfactorily perform employment duties reasonably requested by Dress Barn or an affiliate after thirty (30) days' written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement; (D) gross misconduct or gross negligence in connection with the business of Dress Barn or an affiliate which has a substantial adverse effect on Dress Barn or the affiliate; (E) Executive's intentional and willful act or omission which is materially detrimental to the business or reputation of Dress Barn; or (F) breach of any of the covenants set forth in Section 10 hereof.

          (ii) Regardless of whether Executive's employment initially was considered to be terminated for any reason other than Cause, Executive's employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board subsequently determines that Executive engaged in an act constituting Cause and provides written notice to Executive of such determination specifying the act purporting to constitute cause.

(d)      Termination  by Dress Barn  Without  Cause.  Dress  Barn may  terminate
         Executive's   employment  under  this  Agreement  without  Cause  after
         providing Notice of Termination to Executive.

(e) Termination by Executive. Executive may terminate her employment under this Agreement after providing a Notice of Termination to Dress Barn at least sixty days prior to the Termination Date.

(f) Notice of Termination. Any termination of Executive's employment by Dress Barn or by Executive (other than by reason of Executive's death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 20 below ("Notice of Termination"). Any notice of non-renewal pursuant to Section 2 shall be delivered in accordance with Section 20 hereof.

(g) Termination Date. The effective date of Executive's termination of employment (the "Termination Date") shall be

          (i) in the event of termination for non-renewal by Dress Barn or Executive pursuant to Section 2, at the end of the then current Initial Term or Renewal Term;

          (ii) in the event of her death, the date of death;

          (iii)in the event of termination for Total Disability, the date specified in the Notice of Termination;

          (iv) in the event of termination for Cause, the date specified in the Notice of Termination; and

          (v)  in the event of any other termination,  the last day of the sixty
               (60) day period beginning on the date on which written Notice of Termination is given (the "Notice Period") or such earlier date as may be specified by Dress Barn or such later date as may be mutually agreed by the parties.

6.  Compensation Following Termination of Employment.

The compensation payable under this Section 6 shall apply to any termination of Executive's employment. The provisions of Sections 7, 8 and 9 provide for additional compensation which may be payable under certain circumstances of termination.

Upon termination of Executive's employment under this Agreement for any reason, Executive (or her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a) Earned but Unpaid Compensation. Dress Barn shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the later of the date of termination or the end of the Notice Period.

(b) Other Compensation and Benefits. Except as may otherwise be provided under this Agreement,

          (i) any benefits to which Executive may be entitled pursuant to the Incentive Plan, Stock Plan, or any other plans, policies and arrangements referred to in Section 4 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

          (ii) Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

7.       Benefits Payable Following Death or Total Disability.

In addition to the compensation set forth in Section 6 above, in the event that Executive's employment is terminated by reason of her death or her Total Disability as determined in accordance with Section 5(b), Executive or her designated beneficiary or estate (as the case may be) shall receive such life insurance or disability benefits, if any, to which Executive is entitled under the plans or policies maintained by the Company; provided that in the event that disability benefits are not available to Executive (through no fault of Executive) upon the occurrence of a Total Disability, then Dress Barn shall pay Executive her full Base Salary as determined under Section 4(a) at the rate in effect on her Termination Date, as if her employment had continued until one year following the Termination Date. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

8.       Additional Compensation Payable Following Termination Without Cause.

(a)      Requirements   for   Additional   Compensation.   In  addition  to  the
         compensation set forth in Section 6 above, and subject to the provisions of Section 10(b)(B) hereof, Executive will receive the additional compensation and benefits set forth in paragraph (b) below, if all of the following requirements are met:

          (i)  Executive's  employment  is  terminated by Dress Barn pursuant to
               Section 5(d) above for reasons other than death, Total Disability or Cause; and

          (ii) Executive executes on or after her Termination Date, a Separation Agreement and Release prepared by and acceptable to Dress Barn which shall include a general release of Dress Barn and shall confirm that Executive shall comply with the restrictive covenants contained in Section 10 of this Agreement.

(b) Additional Compensation. Dress Barn shall provide Executive with the following compensation and benefits during Executive's Separation Pay Period (as determined pursuant to paragraph (c) below):

          (i) Base Salary. Dress Barn shall pay Executive her full base salary as determined under Section 4(b) at the rate in effect on her Termination Date, as if her employment had continued until the end of the Separation Pay Period. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

          (ii) Welfare Benefits. Dress Barn shall provide for Executive's continued coverage under all life, health, disability, and other employee welfare benefit plans, programs, or arrangements, whether group or individual, in which Executive was entitled to participate immediately prior to the date of her termination, until the earliest to occur of: (A) the end of the Separation Pay Period; (B) Executive's death (provided that benefits payable to her beneficiaries shall continue until the end of the Separation Pay Period); or (C) with respect to any particular plan, program or arrangement, the date Executive is afforded a comparable benefit at a comparable cost to Executive by a subsequent employer. In the event that Executive's participation in any such employee welfare benefit plan, program, or arrangement of Dress Barn is prohibited, Dress Barn shall arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive from Dress Barn under such plan, program, or arrangement, for such period.

(c) Separation Pay Period. Executive's Separation Pay Period shall begin on the later of Executive's Termination Date, or the end of the Notice Period, if any, applicable to Executive and shall continue until the end of the Initial Term or, if applicable, the Renewal Term then in effect.

9.       Discretionary   Additional  Compensation  Payable  Following  Voluntary
         Termination by Executive.

(a)      Requirements   for   Additional   Compensation.   In  addition  to  the
         compensation set forth in Section 6 above, and subject to the provisions of Section 10(b)(A) hereof, Executive will receive the additional compensation set forth in paragraph (b) below, if all of the following requirements are met:

          (i)  Executive terminates employment pursuant to Section 5(e) above;

          (ii) Dress Barn, at its sole discretion, elects to extend the one year restrictive covenant period applicable to competitive activity by Executive set forth in Section 10 below; and

          (iii)Executive executes on or after her Termination Date, a Separation Agreement and Release prepared by and acceptable to Dress Barn which shall include a general release of Dress Barn and shall confirm that Executive shall comply with the restrictive covenants contained in Section 10 of this Agreement.

(b) Additional Compensation. Dress Barn shall pay Executive her Base Salary as determined under Section 4(a) at the rate in effect on her Termination Date until the end of the Separation Pay Period (as determined pursuant to Section 8(c) above) or for such shorter period as may be determined by Dress Barn (the "Restrictive Covenant Period"), as if her employment had continued until the end of the Restrictive Covenant Period. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

(c) Notwithstanding anything herein to the contrary, if Executive terminates employment pursuant to Section 5(e) by providing Notice of Termination within six (6) months from the Effective Date, she shall immediately forfeit and repay to Dress Barn the Signing Bonus paid to her pursuant to Section 4(a)(i) hereof; and if Executive fails to provide a Notice of Termination in connection with a voluntary termination of employment, such forfeiture and repayment obligation shall nonetheless apply to Executive if her employment terminates within eight (8) months from the Effective Date.

10.  Restrictive Covenants.

(a) Protected Information. Executive recognizes and acknowledges that she will have access to various confidential or proprietary information concerning Dress Barn and its affiliates of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, merchandising. personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information"). Executive therefore covenants and agrees that she will not at any time, either while employed by Dress Barn or afterwards, make any independent use of, or disclose to any other person or organization (except as authorized by Dress Barn) any of the Protected Information.

(b)      Competitive Activity. Executive covenants and agrees that at all times

          (i)  during her period of employment with Dress Barn,

          (ii) during the period in which Executive receives compensation and benefits pursuant to Section 7 (in the event of Total Disability) or pursuant to Section 8 or 9 above, if applicable, and

          (iii) during the period beginning on the later of ----- ---

          (x) the Termination Date (whether termination of employment is voluntary or involuntary, or by non-renewal or otherwise) or
          (y) the last date on which Executive receives compensation and benefits pursuant to Section 7 (in the event of Total Disability) or pursuant to Section 8 or 9 above, if applicable, and ending one (1) year thereafter, unless Dress Barn (at its sole discretion) gives its prior written consent to such activity by Executive, she will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in "Competition" with Dress Barn; except that (A) in the event of a voluntary termination by Executive pursuant to Section 5(e), if Dress Barn, in its sole discretion, does not elect to extend the restrictive covenant period pursuant to Section 9(a)(ii), then the provisions of clause (iii) of this Section 10(b) shall not apply to Executive; if Dress Barn does elect to extend the restrictive covenant period pursuant to Section 9(a)(ii), the provisions of clause (iii) of this Section 10(b) shall apply even if Executive does not execute a Separation Agreement and Release in accordance with Section 9(a)(iii); and (B) in the event of a termination by Dress Barn pursuant to Section 5(d), for any reason other than death, Total Disability or Cause, Executive, shall in her sole discretion determine whether or not to execute a Separation Agreement and Release in accordance with Section 8(a)(ii); if Executive does not execute the same, then Executive will not receive the additional compensation and benefits set forth in Section 8(b) and the provisions of clause (iii) of this Section 10(b) shall not apply to Executive.

For purposes of this Agreement, "Competition" with Dress Barn shall mean (x) the business of owning and/or operating one or more retail specialty stores that sell women's apparel, within a three (3) mile radius of the location of any store then owned by Dress Barn or an affiliate of Dress Barn, or (y) the business of selling women's apparel through catalogs or internet sales. As used in this Agreement, the term "affiliate" shall mean, with respect to a particular person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and "retail specialty stores" shall not include department stores.

(c)      Non-Solicitation. Executive covenants and agrees that

          (i) during the period in which Executive receives compensation and benefits pursuant to Section 7 (in the event of Total Disability) or pursuant to Section 8 or 9 above, if applicable, and

          (ii) during the period beginning on the later of the Termination Date (whether termination of employment is voluntary or involuntary, or otherwise) or the last date on which Executive receives compensation and benefits pursuant to Section 7 (in the event of Total Disability) or pursuant to Section 8 or 9, if applicable, and ending one (1) year thereafter, she will not directly or indirectly recruit, solicit, hire, or cause to be hired, any individual who is then, or who has been within the preceding six
               (6) month period, an employee of Dress Barn.


(d) Non-Disparagement. Executive covenants and agrees that during the course of her employment by Dress Barn or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame Dress Barn or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

(e) Return of Documents and Other Materials. Executive shall promptly deliver to Dress Barn, upon termination of her employment, or at any other time as Dress Barn may so request, all lists of customers, leads and customer pricing, data processing programs and documentation, employee information, memoranda, notes, records, reports, tapes, manuals, drawings, blueprints, programs, and any other documents and other materials (and all copies thereof) relating to Dress Barns' business or that of its customers, and all property associated therewith, which Executive may then possess or have under her control.

(f) Use of Confidential Information of Other Persons. Executive represents and warrants that Executive has not brought and will not bring with Executive to Dress Barn or use at Dress Barn any confidential information, trade secrets, or other information which is proprietary to another person or entity or which would breach any confidentiality obligation (whether or not written) owed to another, unless express written authorization for the possession and use of such confidential or proprietary information has been obtained.

11.  Enforcement of Covenants.

(a) Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that Dress Barn determines that she has breached any of the covenants set forth in Section 10 above during her employment, Dress Barn shall have the right to terminate her employment for Cause. In addition, Executive agrees that if Dress Barn determines that she has breached any of the covenants set forth in Section 10 at any time, Dress Barn shall have the right to discontinue any or all remaining compensation and benefits payable pursuant to Section 7, 8 or 9 above, as applicable. Such termination of employment or discontinuance of compensation and benefits shall be in addition to and shall not limit any and all other rights and remedies that Dress Barn may have against Executive.

(b) Right to Injunction. Executive acknowledges that the services to be rendered by her to Dress Barn are of a special and unique character, which gives this Agreement a peculiar value to Dress Barn. Executive acknowledges that a breach of the covenants set forth in Section 10 above will cause irreparable damage to Dress Barn with respect to which Dress Barn's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and Dress Barn agree that Dress Barn shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by Dress Barn to enforce the covenants set forth in Section 10.

(c) Acknowledgments and Separability of Covenants. The parties acknowledge that the type and periods of restriction imposed in Section 10 are fair and reasonable and are reasonably required for the protection of Dress Barn; and that the time, scope and other provisions of such section have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent her from being employed or earning a livelihood.

         The covenants contained in Section 10 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 10 permitted by applicable laws, Executive and Dress Barn agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

(d) Representation by Counsel. Executive acknowledges that she has had the opportunity to consult with her own independent legal counsel with respect to this Agreement, including without limitation, the restrictive covenants contained in Section 10 hereof.

12.  Withholding of Taxes.

Dress Barn shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.  Arbitration of Disputes; Forum Selection.

Except as provided in Section 11 above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Any such arbitration shall take place in the State of New York. In connection with any legal proceedings pursuant to Section 11 or 14, each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court in the County of New York, State of New York, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts.

14.  Waiver of Jury Trial.

In the event any controversy or claim arising out of Executive's employment or the termination of Executive's employment is found by a court of competent jurisdiction not to be subject to final and binding arbitration, Executive and Dress Barn agree to try such claim or controversy to the court, without use of a jury or advisory jury.

15.  Non-Disclosure of Agreement Terms.

Executive agrees that she will not disclose (a) without the consent of Dress Barn, prior to the Effective Date, the identity of Dress Barn as her prospective employer, and (b) at any time, the terms of this Agreement to any third party other than her immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority. However, Executive shall inform any person or entity who employs (or engages the services of) Executive following the Termination Date of the restrictive covenants contained in Section 10 of this Agreement to enable such person or entity to take appropriate action to avoid the Executive's breaching the provisions of
Section 10.

16.  No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of Dress Barn or as imposing any trustee relationship upon Dress Barn in respect of Executive. Dress Barn shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement.

17.  Successors and Assignment.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement and the rights and benefits of Executive under this Agreement shall not be assignable by Executive; provided, however, that nothing in this Section 17 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on her death.

18.  Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and Dress Barn or any of its affiliates relating to the terms of Executive's employment. It may not be amended except by a written agreement signed by both parties.

19.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

20.  Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                           To Dress Barn:

                                    Dress Barn, Inc.
                                    30 Dunnigan Drive
                                    Suffern, NY  10901
                                    Attention: Chief Executive Officer

                           To Executive:

                                    65 Comstock Hill Road
                                    Norwalk, CT  06850

                                    With a copy to:

                                    Attorney Amy E. Todisco
                                    Braunstein and Todisco, LLC
                                    One Eliot Place
                                    Fairfield, CT  06430

21.  Miscellaneous.

(a) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court or tribunal of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.


                                  Attachment A

DRESS BARN, INC.                                               EXECUTIVE

By: /S/ ELLIOT S. JAFFE                             By:  /S/ KATHRYN J. BUFANO

Name: Elliot S. Jaffe                               Name:    Kathryn J. Bufano

Title: Chief Executive Officer

Date: November 15, 2000                             Date:   November 15, 2000